Exhibit 99.1
Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Date:	Jan. 24, 2011

For Release:	Immediate

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary Fourth Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects fourth quarter 2010 as-reported earnings of approximately $1.25 per share and operational earnings of approximately $1.29 per share. As-reported and operational results for fourth quarter 2009 were $1.64 per share and $1.75 per share, respectively. Entergy also affirmed its previously issued earnings guidance for 2011.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. The special items included in both fourth quarter 2009 and 2010 as-reported results are associated with the previously planned spin-off of the non-utility nuclear business.

Beginning this quarter, Entergy has revised its business segment disclosures to reflect the internal reorganization announced in June 2010 combining all non-utility generation into Entergy Wholesale Commodities, or EWC. A portion of EWC was previously reported in Parent & Other. The Utility segment is unchanged.

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Entergy News Release: Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 24, 2011

Entergy Wholesale Commodities

The quarter-over-quarter decrease in operational earnings at Entergy Wholesale Commodities was driven by lower net revenue due primarily to additional planned and unplanned outage days at EWC’s nuclear plants. Lower nuclear generation reflected planned refueling outages at two plants totaling 43 days, as well as an extended unplanned outage at Indian Point 2 in November 2010. There were no nuclear refueling outages in the fourth quarter of 2009. Also contributing to the decline in operational earnings in the current period was a higher effective income tax rate and a reduction in other income associated with decommissioning trusts. A gain on the sale of the Harrison County plant and lower non-fuel operation and maintenance expense provided a partial offset to these items.

Utility

The decrease in Utility’s earnings in fourth quarter 2010 was due primarily to an increase in non-fuel operation and maintenance expense. In addition, a decline in Utility net revenue was driven by the net effect of the absence of a prior year positive adjustment for changes in the deferred fuel methodology at Entergy Gulf States Louisiana and a regulatory charge also recorded in the prior year period. Favorable weather during the fourth quarter of 2010 and pricing adjustments resulting from previous rate actions had an overall positive effect on net revenue.

Parent & Other

Parent & Other’s operational results declined during the quarter due to several individually insignificant items including higher interest expense on Parent debt.

In addition to the items noted for the business segments above, fourth quarter 2010 earnings included accretion from Entergy’s share repurchase programs.

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Entergy News Release: Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 24, 2011

Earnings Guidance

Entergy affirmed previously issued as-reported and operational earnings guidance for 2011 to be in the range of $6.35 to $6.85 per share.

A teleconference will be held at 10 a.m. CT on Tuesday, Feb. 8, 2011, to discuss Entergy’s fourth quarter 2010 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 2202485, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 2202485.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and more than 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

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Entergy News Release: Entergy Provides Preliminary Fourth Quarter Earnings Guidance

Jan. 24, 2011

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in:  (i) Entergy’s Form 10-K for the year ended December 31, 2009,
(ii) Entergy’s Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934,
(b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms,
(c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs, (d) nuclear operating and regulatory risks, and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.